805 King Farm Blvd.
Rockville, MD 20850 / USA

business.nasdaq.com

By Electronic Delivery to: jeff.raymond@jensyn.com; rebecca.irish@jensyn.com; PForlenza@ghclaw.com

September 12, 2016

Mr. Jeffrey J. Raymond

President and Chief Executive Officer

Jensyn Acquisition Corp.

800 West Main Street, Suite 204

Freehold, New Jersey 07728

Re:	Jensyn Acquisition Corp. (the “Company”)
Nasdaq Symbol: JSYN

Dear Mr. Raymond:

In a Form 8-K dated September 6, 2016, the Company announced the resignation of Joseph Anastasio from its board of directors. As a result of this resignation, the Company no longer complies with Nasdaq’s independent director and audit committee requirements as set forth in Listing Rule 5605.

However, consistent with Listing Rules 5605(b)(1)(A) and 5605(c)(4), Nasdaq will provide the Company a cure period in order to regain compliance as follows:

●	until the earlier of the Company’s next annual shareholders’ meeting or September 6, 2017; or

●	if the next annual shareholders’ meeting is held before March 6, 2017, then the Company must evidence compliance no later than March 6, 2017.

The Company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than this date. In the event the Company does not regain compliance by this date, Nasdaq rules require Staff to provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Hearings Panel.

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet.1 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.2 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release.

1 Listing Rule 5810(b).

2 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.

Mr. Jeffrey J. Raymond

September 12, 2016

If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.3

In addition, an indicator will be broadcast over Nasdaq’s market data dissemination network noting the Company’s non-compliance. The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at listingcenter.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please contact Una Hahn, Listing Analyst, at +1 301 978 8033.

Sincerely,

Randy Genau

Director

Nasdaq Listing Qualifications

3 Listing IM-5810-1.

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●	Nasdaq Listing Rules: Initial and Continued Listing

●	Reference Library: Frequently Asked Questions, Staff Interpretations and Listing Council Decisions